EXHIBIT 99.1

EXTENSION FOR THE SUBMISSION OF THE INTERACTIVE DATA FILE

In accordance with the temporary hardship exemption provided by Rule 201 of Regulation S-T, the date by which the Interactive Data File is required to be submitted has been extended by six business days. We intend to submit the Interactive Data File through Amendment No.1 to this Form 10-Q.